Exhibit 23.1

Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated June 26, 2009 on the statements of net assets available for benefits of the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental schedule as of December 31, 2008, in this Form 11-K. We also consent to the incorporation by reference in the LandAmerica Financial Group, Inc. Registration Statement (Form S-8 No. 333-89955) of our report dated June 26, 2009.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Glen Allen, Virginia

June 29, 2009